$85,288,000

            GOLDEN NATIONAL MORTGAGE LOAN ASSET BACKED CERTIFICATES,
                                 SERIES 1998-GN3

                     GOLDEN NATIONAL MORTGAGE BANKING CORP.
                              MORTGAGE LOAN SELLER

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                    DEPOSITOR

                                 --------------

                        Supplement dated October 30, 1998
                                       to
                  Prospectus Supplement dated October 27, 1998
                                       and
                         Prospectus dated June 22, 1998

                                 --------------


CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASSIGNED IN THE PROSPECTUS SUPPLEMENT DATED OCTOBER 27, 1998 (THE "PROSPECTUS SUPPLEMENT").


         The amount of $85,208,000 appearing on the second line of the cover page of the Prospectus Supplement shall be replaced by the following:
$85,288,000.

         The Initial Certificate Principal Balance of the Class A Certificates in the amount of $85,208,000 appearing on the cover page of the Prospectus Supplement and on the back cover page of the Prospectus Supplement shall be replaced by the following: $85,288,000.

         The delivery date of October 29, 1998 of the Class A Certificates appearing on the cover page of the Prospectus Supplement shall be replaced by the following: October 30, 1998.

         The Offering Information appearing on the cover page of the Prospectus Supplement shall be replaced by the following table:


                                                  PRICE TO           UNDERWRITING           PROCEEDS TO DEPOSITOR
                                                   PUBLIC              DISCOUNT               (BEFORE EXPENSES)
Class A Certificates........................       99.99%                0.35%                     99.64%
Total.......................................     $85,283,548           $298,508                  $84,985,040

         Any reference to December 31, 1998 appearing under the caption "Summary", under the caption "Terms of the Certificates and the Mortgage Loans - Master Servicer and Advances" and elsewhere in the Prospectus Supplement shall be replaced by the following: November 11, 1998.

         The Closing Date of October 29, 1998 appearing under the caption "Summary" and under the caption "Introduction" of the Prospectus Supplement is replaced by the following: October 30, 1998.

         The Overcollateralization Amount of $1,834,103 and the percentage of 1.75% appearing under the caption "Terms of the Certificates and the Mortgage Loans--Overcollateralization" shall be replaced by the following: $2,358,132 and 2.25%, respectively.

         The first clause of the Master Servicer Transfer Date appearing under the caption "Introduction" in the Prospectus Supplement shall be replaced by the following: (i) the close of business on November 11, 1998 and

         The table indicating the percentage of the initial Certificate Principal Balance of the Class A Certificates that would be outstanding after each of the dates shown at various percentages of the Prepayment Assumption and the corresponding weighted average lives and numbers (xi) and (xii) of the Modeling Assumptions, each appearing under the caption "Yield on the Class A Certificates--Weighted Average Lives" in the Prospectus Supplement is replaced by the following:

         (xi) the Certificates are purchased on October 30, 1998, (xii) the Expense Fee Rate (as defined herein) is equal to 0.2625% per annum and the Lender PMI rate relating to the premiums for the lender paid primary mortgage insurance is assumed to be 0.25% per annum.


                              CLASS A CERTIFICATES
                              --------------------
DISTRIBUTION DATE                  0%    50%   100%   150%   200%
-----------------                  --    ---   ----   ----   ----
Initial Percentage............    100    100    100    100    100
October 25, 1999..............     97     91     85     78     72
October 25, 2000..............     96     81     66     53     40
October 25, 2001..............     95     71     51     34     19
October 25, 2002..............     93     62     38     26     17
October 25, 2003..............     92     54     31     19     12
October 25, 2004..............     90     48     25     15      8
October 25, 2005..............     88     42     21     11      5
October 25, 2006..............     87     37     17      8      3
October 25, 2007..............     85     33     14      6      2
October 25, 2008..............     83     30     12      4      2
October 25, 2009..............     81     27     10      3      1
October 25, 2010..............     79     24      8      2      1
October 25, 2011..............     76     21      6      2      0
October 25, 2012..............     75     19      5      1      0
October 25, 2013..............     71     17      4      1      0
October 25, 2014..............     69     15      3      1      0
October 25, 2015..............     66     13      3      0      0
October 25, 2016..............     63     12      2      0      0
October 25, 2017..............     60     10      2      0      0
October 25, 2018..............     56      9      1      0      0
October 25, 2019..............     52      7      1      0      0
October 25, 2020..............     48      6      1      0      0
October 25, 2021..............     44      6      0      0      0
October 25, 2022..............     39      6      0      0      0
October 25, 2023..............     34      5      0      0      0
October 25, 2024..............     28      4      0      0      0
October 25, 2025..............     22      2      0      0      0
October 25, 2026..............     15      1      0      0      0
October 25, 2027..............      7      0      0      0      0
October 25, 2028..............      0      0      0      0      0
Weighted Avg. Life (yrs)(1)(2)  19.43   8.06   4.60   3.18   2.35
Weighted Avg. Life (yrs)(1)(3)  19.36   7.70   4.29   2.95   2.18
---------------------------

(1) The weighted average life of a Certificate is determined by (a) multiplying the amount of each distribution of principal by the number of years from the date of issuance of the Certificate to the related Distribution Date, (b) adding the results and (c) dividing the sum by the initial Certificate Principal Balance of the Certificate.

(2) Assumes that the Certificates remain outstanding to their maturity date.

(3) Assumes the holder of the largest percentage interest of the Residual Certificates exercises its option to purchase the Mortgage Loans when the aggregate principal balance of the Mortgage Loans and REO Properties remaining is 10% or less of Cut-Off Pool Principal Balance. See "Pooling and Servicing Agreement--Termination" herein.

         The third paragraph under the caption "Description of the Certificates-- General" in the Prospectus Supplement is replaced by the following:

                  The Class A Certificates evidence an initial beneficial interest in the Trust Fund of 81.38%, the Class M-1 Certificates evidence an initial beneficial interest in the Trust Fund of 5.62% (and will have an initial Certificate Principal Balance (as defined herein) of $5,891,000), the Class M-2 Certificates evidence an initial beneficial interest in the Trust Fund of 5.38% (and will have an initial Certificate Principal Balance of $5,634,000) and the Class B Certificates evidence initial beneficial interests in the Trust Fund of 5.38% (and will have an initial Certificate Principal Balance of $5,634,727). The Class C Certificates will have an initial Certificate Principal Balance of approximately $2,358,132. The aggregate Certificate Principal Balance of the Class C Certificates as of any Distribution Date will be equal to the Overcollateralization Amount (as defined herein). The Residual Certificates will have no Certificate Principal Balance.

         The first clause of the definition of Interest Remittance Amount under the caption "Description of the Certificates--Interest Remittance Amount and Principal Remittance Amount" in the Prospectus Supplement is replaced by the following:

         (i) the portion allocable to interest of all scheduled monthly payments on the Mortgage Loans due on the related Due Date and received on or prior to the related Determination Date, together with all Advances relating to interest, after deduction of the related Master Servicing Fees, Trustee's Fees and Lender PMI Fees (as defined herein),

         The definition of "Pass-Through Rate" under the caption "Description of the Certificates--Interest Distributions" in the Prospectus Supplement with respect to the Class M-1, Class M-2 and Class B Certificates is replaced by the following:

         The "Pass-through Rate" with respect to the Class M-1, Class M-2 and Class B Certificates is the lesser of the (i) 7.530%, 7.850% and 7.850%, respectively, and (ii) the Available Funds Rate Cap.

         The definition of "Available Funds Rate Cap" under the caption "Description of the Certificates - Interest Distribution" in the Prospectus Supplement is replaced by the following:

         The "Available Funds Rate Cap" is equal to the weighted average of the Mortgage Rates on the Mortgage Loans as of the first day of the related Collection Period less the Expense Fee Rate and the Lender PMI Rate.

         The sentence immediately following the definition of "Expense Fee Rate" under the caption "Description of the Certificates--Interest Distributions" in the Prospectus Supplement is replaced by the following:

         For any Distribution Date, the Trustee Fee Rate is 0.0125% per annum, the Master Servicing Fee Rate is 0.25% per annum and the Lender PMI Rate is the rate per annum at which the aggregate premium on the primary mortgage insurance policy for any Mortgage Loan for which the primary mortgage insurance policy is required to be paid by the originator or other party other than the related Mortgagor accrues, as set forth in the Agreement.

         The percentage of 58.5% under clause (i) of the second full paragraph under the caption "Description of the Certificates--Principal Distributions" in the Prospectus Supplement is replaced by the following: 59.5%.

         The percentage of 81.30% included in the definition of "Senior Percentage" under the caption "Description of the Certificates--Principal Distributions" is replaced by the following: 81.38%.

         The percentage of 41.50% included in the definition of "Senior Specified Enhancement Percentage" under the caption "Description of the Certificates--Principal Distributions" in the Prospectus Supplement is replaced by the following: 40.50%.

         The fifth sentence under the caption "Pooling and Servicing Agreement--Servicing and Other Payment of Expenses" in the Prospectus Supplement is replaced by the following:

         any premiums on primary mortgage insurance policy for which the premiums for such insurance were payable by the Mortgage Loan Seller will be paid from the Trust Fund ("Lender PMI Fees").

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE, AND SHOULD BE READ IN CONJUNCTION THEREWITH.

UNTIL JANUARY 28, 1999, ALL DEALERS EFFECTING TRANSACTIONS IN THE OFFERED CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT). THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS SUPPLEMENT) WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                               MERRILL LYNCH & CO.